OPTION AND ROYALTY AGREEMENT
(Swordfish Property)

DATED for reference the 3rd day of December, 2004

BETWEEN:

GOLDEN SANDS EXPLORATION INC., a corporation duly incorporated pursuant to the laws of British Columbia and having an office at 210-5511 West Boulevard, Vancouver, British Columbia V6M 3W6
(the “Optionor”)

AND:

AHL HOLDINGS LTD., a corporation duly incorporated pursuant to the laws of Nevada and having an office at 210-5511 West Boulevard, Vancouver, British Columbia V6M 3W6
(the “Optionor Sub”)

AND:

EVOLVING GOLD CORPORATON, a corporation duly incorporated pursuant to the laws of British Columbia and having an office at Suite 1200, 1188 West Georgia Street, Vancouver, British Columbia V6E 4A2
(the "Optionee”)

WHEREAS:

A.	The Optionor is the sole owner of all of the issued shares in AHL Holdings Ltd., a Nevada corporation (the “Optionor Sub”);

B.
The Optionor Sub entered into an option agreement dated March 22, 2004 (the “Underlying Option Agreement” – a copy of which forms Schedule “C” to this Agreement) with Golden Arc Mining and Refining Inc. (“Golden Arc”) regarding the unpatented mining claims listed in Schedule “A” to this Agreement and any other unpatented mining claims that become subject to the option in the Underlying Option Agreement (together the “Golden Arc Claims”), all of which are located in the County of Humboldt, State of Nevada, USA, as more particularly described in Schedule “A”;

C.	The names of the registered owners of the Golden Arc Claims are as set out in Schedule “A”;

D.	The beneficial owner of the Golden Arc Claims is Golden Arc;

E.
The Optionor Sub had located on the ground by the construction of the monument of discovery, posting of the notices of location and construction of the corner monuments, but has not had recorded the certificates of location and mining claim map in the office of the county recorder or filed with the Bureau of Land Management, certain unpatented mining claims nearby the Golden Arc claims (the “Underlying Additional Claims”);

F.
Under the terms of the Underlying Option Agreement, Golden Arc has the option to have any mineral claims acquired by the Optionor Sub and located within one mile of the Golden Arc Claims listed in Schedule “A” become subject to the terms of the option granted by Golden Arc to the Optionor Sub (the “Underlying Area of Influence Option”);

G.	As of the date of this Agreement, it is not known whether Golden Arc will exercise the Underlying Area of Influence Option;

H.	The Optionor Sub has exclusive possession of and the right to explore and mine the Claims free and clear of all claims, liens or encumbrances; and

I.
The parties now wish to enter into an agreement whereby the Optionor will grant an option to the Optionee to purchase 100% of the right, title and interest in and to the Claims on the terms and conditions as hereinafter set forth;

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement:

	(a)	“Advance Royalty Payments” has that meaning set out in Subsection 11.5 of this Agreement;

	(b)	“Claims” means the Golden Arc Claims and the Underlying Additional Claims;

	(c)	"Dollars ($)" means legal currency of the United States;

	(d)	"Effective Date" means the date that both parties have signed this Agreement;

	(e)	“exploration expense” shall include any development expenses incurred by the Optionee;

	(f)	“Golden Arc” means Golden Arc Mining & Refining Inc, a Nevada company;

(g)
"Golden Arc Claims" means those mineral claims set out in Schedule “A” of this Agreement and any other unpatented mining claims that become subject to the option in the Underlying Option Agreement and includes any mineral claims covering any portion of the ground currently covered by the Golden Arc Claims which may have been re- acquired by the Optionee or its successors, assigns or associates as a result of any of the Golden Arc Claims having been previously abandoned;

(h)
"Net Smelter Returns" means the proceeds received by the Optionee from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Golden Arc Claims after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(i) the cost of transportation of the ores, concentrates or minerals from the Golden Arc Claims to such smelter or other purchaser, including related transport;

(ii) smelting and refining charges including penalties;

(iii) marketing costs;

	(i)	"NSR Royalty" means a net smelter returns royalty, to be paid by the Optionee to the Optionor pursuant to Subsection 11.1;

	(j)	“Optionor Sub” has that meaning as set out in Recital A;

(k)
"Shares" means the 1,800,000 (One Million, Eight Hundred Thousand) common shares in the capital of the public company referred to in Subsection 3.1 to be allotted and issued pursuant to Subsection 3.1;

(l)
“Underlying Additional Claims” has that meaning as set out in Recital E of this Agreement and includes any mining claims covering any portion of the ground currently covered by the Underlying Additional Claims which may have been re-acquired by the Optionee or its successors, assigns or associates as a result of any of the Underlying Additional Claims having been previously abandoned;

	(m)	“Underlying Area of Influence Option” has that meaning as set out in Recital F; and

	(n)	“Underlying Option Agreement” has that meaning set out in Recital B.

2.	REPRESENTATIONS AND WARRANTIES AND ACKNOWLEDGEMENTS

2.1	The Optionee represents and warrants to the Optionor and the Optionor Sub that:

	(a)	the Optionee is a corporation duly incorporated pursuant to the laws of British Columbia;

	(b)	the Optionee currently has its shares quoted for trading on the Canadian Trading & Quotation System, commonly known as the “CNQ”;

(c)
the Optionee is currently in the process of becoming a reporting issuer under the United States Securities and Exchange Act of 1934 by January 1, 2005 and if the Optionee is not a reporting issuer by that date, then the Optionee will continue to use its best efforts thereafter to become a reporting issuer as soon as possible thereafter, and immediately following the Optionee becoming such a reporting issuer, the Optionee will use its best efforts to cause the shares of the Optionee to be quoted for trading on the United States Over the Counter Bulletin Board, commonly known as “OTCBB”, as soon as possible thereafter and will continue to use its best efforts to have such shares so quoted as soon as possible thereafter and, in no event, later than July 31, 2005; and

	(d)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement.

2.2	The Optionee expressly acknowledges and agrees that the map forming Schedule “C” is attached for simply illustrative purposes and is not to be relied upon by any party to this Agreement and will not be a term, representation or warranty of this Agreement as the Claims have not been surveyed.

2.3	The Optionor and the Optionor Sub represent and warrant to the Optionee:

	(a)	the Optionor is a corporation duly incorporated pursuant to the laws of British Columbia and is in good standing with respect to filing of its Annual Reports;

(b)
the Optionor Sub is a corporation duly incorporated pursuant to the laws of Nevada and is in good standing with respect to filing of its Annual List of Directors, Officers and Resident Agent with the Secretary of State of Nevada;

(c)	the Underlying Option Agreement is in good standing and enforceable in accordance with its terms;

(d)
the Golden Arc Claims have been duly and validly located, staked and recorded, are accurately described in Schedule "A", are presently in good standing under the laws of the jurisdiction in which they are located and, except as set forth herein, are free and clear of all liens, charges and encumbrances;

(e)
the Underlying Additional Claims have been located on the ground by the construction of the monument of discovery, posting of the notices of location and construction of the corner monuments. The certificates of location and mining claim map have not been recorded in the office of the county recorder or filed with the Bureau of Land Management, but it is the company's intent to complete these actions within 90 days after the dates of location in accordance with applicable law;

(f)	the names of the registered owners of the Golden Arc Claims are as set out in Schedule “A”;

(g)
subject to the terms of the Underlying Option Agreement, the Optionor Sub is the sole beneficial owner of a 100% interest in and to the Golden Arc Claims and has the exclusive right to enter into this Agreement and all necessary authority to dispose of a 100% interest in and to the Golden Arc Claims in accordance with the terms of this Agreement;

(h)	the name of the registered owner of the Underlying Additional Claims will be, upon due recordation of such claims, the Optionor Sub;

(i)
provided that the Underlying Area of Influence Option is not exercised, the Optionor Sub will remain the sole beneficial owner of a 100% interest in and to the Underlying Additional Claims and will, in any case, have the exclusive right and all necessary authority to dispose of a 100% interest in and to the Underlying Additional Claims in accordance with the terms of this Agreement;

(j)
the Optionor Sub has the right to cause the registered owners of the Golden Arc Claims to transfer the Golden Arc Claims to the Optionor Sub, free and clear of all claims, liens and other encumbrances;

(k)
once all of the Golden Arc Claims have been transferred to and recorded in the name of the Optionor Sub and the Underlying Option has been exercised, the Optionor Sub then will have the right to transfer the Golden Arc Claims to the Optionee, free and clear of all claims, liens and other encumbrances, but subject to the terms of the Underlying Option Agreement;

(l)
no person, firm or corporation, other than Golden Arc, has any proprietary or possessory interest in the Golden Arc Claims other than the Optionor Sub and Golden Arc and no person is entitled to any royalty or other payment in the nature of rent or royalty on any diamonds, minerals, ores, metals or concentrates or any other such products removed from the Golden Arc Claims, except for Golden Arc under the terms of the Underlying Option Agreement;

(m)
once all of the Additional Underlying Claims have been recorded in the name of the Optionor Sub and the Underlying Option has been exercised, the Optionor Sub then will have the right to transfer the Additional Underlying Claims to the Optionee, free and clear of all claims, liens and other encumbrances, but subject to the terms of the Underlying Option Agreement, if the Underlying Area of Influence Option has been exercised;

(n)
no person, firm or corporation, has any proprietary or possessory interest in the Underlying Additional Claims other than the Optionor Sub and Golden Arc if the Underlying Area of Influence Option has been exercised and no person is entitled to any royalty or other payment in the nature of rent or royalty on any diamonds, minerals, ores, metals or concentrates or any other such products removed from the Underlying Additional Claims, except for Golden Arc if the Underlying Area of Influence Option has been exercised;

(o)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which the Optionor or the Optionor Sub is a party or by which it is bound;

	(p)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto;

(q)
with respect to Schedule “A” to this Agreement, those claims registered in the name of Arctic Precious Metals Inc. are beneficially owned by Golden Arc and the Optionor Sub is in the process of seeking a court order from the applicable courts of Nevada, for the transfer of such claims to Golden Arc and, immediately thereafter, the Optionor Sub will cause those claims to be registered in the name of the Optionor Sub; and

(r)
the map forming Schedule “C” is attached for simply illustrative purposes and is not to be relied upon by any party to this Agreement and will not be a term, representation or warranty of this Agreement as the Claims have not been surveyed.

2.4
The representations, warranties and acknowledgements hereinbefore set have been relied on by the parties in entering into this Agreement and will survive the acquisition of any interest in the Golden Arc Claims by the Optionee and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.	GRANT OF OPTION TO PURCHASE

3.1
The Optionor hereby grants to the Optionee the exclusive and irrevocable option (the “Option”) to acquire, free of all liens, charges, encumbrances, claims or rights of others, an undivided 100% right, title and interest in and to the Claims, exercisable by the Optionee paying $70,000, issuing and delivering 1,800,000 shares, incurring at least $4,000,000 of exploration expense and having prepared and paid for a pre-feasibility study, as follows:

	(a)	issuing in the name of Golden Arc and delivering to the lawyer for the Optionor 100,000 shares in the capital of the Optionee within five business days of the date of this Agreement;

	(b)	paying to the Optionor $30,000 by December 15, 2004, payable by delivering to the lawyer for the Optionor a certified cheque or bank draft made payable to the lawyer for the Optionor in Trust;

	(c)	issuing and delivering to the Optionor 200,000 shares in the capital of the Optionee by December 15, 2004;

	(d)	paying to the Optionor $40,000 by January 31, 2005, payable by delivering to the lawyer for the Optionor a certified cheque or bank draft made payable to the lawyer for the Optionor in Trust;

	(e)	issuing and delivering to the Optionor a further 200,000 shares in the capital of the Optionee by January 31, 2005;

	(f)	issuing and delivering to the Optionor a further 400,000 shares in the capital of the Optionee by August 31, 2005;

	(g)	incurring exploration expense on the Golden Arc Claims by December 31, 2005 of not less than 70% of the funds raised by the Optionee from the date of this Agreement to and including October 31, 2005;

	(h)	issuing and delivering to the Optionor 400,000 shares in the capital of the Optionee by August 31, 2006;

	(i)	incurring cumulative exploration expense of not less than $1,000,000 on the Golden Arc Claims by December 31, 2006;

	(j)	incurring cumulative exploration expense of not less than $2,000,000 on the Golden Arc Claims by December 31, 2007;

	(k)	issuing and delivering to the Optionor 500,000 shares in the capital of the Optionee by December 31, 2007;

	(l)	incurring cumulative exploration expense of not less than $4,000,000 on the Golden Arc Claims by December 31, 2008; and

	(m)	having had prepared and having paid for a pre-feasibility study on the Claims and having delivered that study to the Optionor by June 30, 2009.

3.2
If and whenever the shares at any time outstanding are subdivided into a greater or consolidated into a lesser number of shares of the Optionee the number of shares deliverable hereunder will be increased or decreased proportionately as the case may be.

4.	EXERCISE OF OPTION

4.1
Immediately upon the completion of the payments set out in Subsection 3.1, the issuance and delivery of the shares set out in Subsection 3.1, the incurrence of exploration expense set out in Subsection 3.1 and the production of and payment for the pre-feasibility study set out in Subsection 3.1, the Option shall be immediately exercised and the Optionee will, subject to the right of the Optionor Sub to receive the NSR Royalty, own 100% of the right, title and interest in and to the Claims.

5.	TRANSFER OF TITLE

5.1
Upon the exercise of the Option, as provided in Section 4.1, the Optionor Sub will deliver to the Optionee a duly executed deed in recordable form of 100% right, title and interest in and to the Claims in favour of the Optionee which the Optionee will be entitled to immediately record against title to such Claims.

6.	OPTION ONLY

6.1
Other than the money payments set out in Subsections 3.1(a) and (c) of this Agreement, the share issuances set out in Subsections 3.1(b), (d), (e) and (f), and the incurring of exploration expense set out in Subsection 3.1(g), the Optionee is not obliged to make any payment of money to the Optionor, issue and deliver any shares in the capital of the Optionee or incur exploration expense on the Claims. Subject to the foregoing firm obligations, the Optionor and the Optionor Sub hereby agree that the Optionee may terminate the Option, subject to the provision of Subsections 10.1(d) and (h).

7.	OTHER ACQUISITIONS

7.1
The parties agree that any unpatented or patented mining claims acquired or located by or on behalf of any party during the currency of this Agreement which are located wholly or partially within three miles of the Claims shall, at the option of the other party, will form part of the Claims and be subject to the terms of the Option provided that if the such unpatented or patented mining claims are located by the Optionor Sub, then the Optionee will first be required to reimburse the Optionor Sub for its acquisition costs.

8.	RIGHT OF ENTRY

8.1	During the currency of this Agreement, the Optionee, its employees, agents and independent contractors, will have the sole and exclusive right to:

(a) enter upon the Claims;

(b) have exclusive and quiet possession thereof,

(c) do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider advisable; and

(d) bring and erect upon the Claims such facilities as the Optionee may consider advisable.

9.	COVENANTS OF THE OPTIONOR AND THE OPTIONOR SUB

9.1	During the currency of this Agreement the Optionor and the Optionor Sub will not do any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder.

9.2	The Optionor and the Optionor Sub, will from time to time, cooperate with and assist the Optionee in obtaining any required Federal, State and local permits.

9.3
The Optionor and the Optionor Sub will use their best efforts to cause by January 31, 2005, all of the Golden Arc Claims listed in Schedule “A” that are not recorded in the name of the Optionor Sub, to be duly recorded in the name of the Optionor Sub, both at the Humboldt County office and also at the office of the Bureau of Land Management and, in the event that such claims are not recorded in the name of the Optionor Sub by January 31, 2005, then the Optionor and the Optionor Sub will continue to use their bests efforts to cause such transfer as soon as possible thereafter.

9.4
During the currency of this Agreement the Optionor and the Optionor Sub will make available to the Optionee and its representatives all records and files in the possession of the Optionor or the Optionor Sub relating to the Claims and permit the Optionee and its representatives, at its own expense, to take abstracts therefrom and make copies thereof.

9.5
The Optionor and the Optionor Sub will cause the certificates of location and mining claim map relating to the Underlying Additional Claims to be recorded in the office of the county recorder or filed with the Bureau of Land Management, within 90 days after the dates of location in accordance with applicable law.

9.6
During the term of the Option, the Optionor and the Optionor Sub will promptly provide the Optionee with any and all notices and correspondence received by the Optionor or the Optionor Sub from government agencies in respect of the Claims.

9.7	The expenses associated with the Optionor performing its obligations under Sections 9 will be paid by the Optionee.

10.	COVENANTS OF THE OPTIONEE

10.1	During the currency of this Agreement, the Optionee will:

(a) do all such things required to keep the Claims in good standing, including, but not restricted to, paying all fees and taxes relating to the Claims and by the doing and filing of all necessary work;

(b)
keep the Claims free and clear of all liens, charges and encumbrances arising from the Optionee’s operations hereunder and making all other payments which may be necessary in that regard, it being understood that the Optionee may subsequently contest any such lien, charge or encumbrance;

(c)
permit the Optionor or the Optionor sub, or their representatives duly authorized by it in writing, at their own risk and expense, access to the Claims at all reasonable times and to all records prepared by the Optionee in connection with work done on or with respect to the Golden Arc Claims;

(d)
prepare a technical report on the Claims and deliver that technical report to the Optionee within 90 days of each June 30 and December 31 of the term of this Agreement and, in the event that the Optionee terminates this Agreement, within 90 days of such termination;

(e)
prepare an exploration expenditure report relating to exploration on the Claims and deliver that exploration expenditure report to the Optionee within 90 days of each June 30 and December 31 of the term of this Agreement and, in the event that the Optionee terminates this Agreement, within 90 days of such termination; and

(f)
conduct all work on or with respect to the Claims in a careful and minerlike manner and in compliance with all applicable Federal, State and local laws, rules, orders and regulations, and indemnify and save the Optionor harmless from any and all claims, suits, actions made or brought against it as a result of work done by the Optionee on or with respect to the Claims;

(g)
make all filings and disclosures as required and within the time periods specified under all applicable securities legislation with respect to the allotment and issuance of the Shares pursuant to this Agreement; and

(h)
in the event that the Optionee terminates the Option, the Optionee will ensure that the Claims will be unencumbered with respect to any exploration work conducted on the Claims by the Optionee or any of its employees, agents or contractors, and that the Claims will remain unencumbered with respect to any exploration work conducted on the Claims by the Optionee or any of its employees, agents or contractors and in good standing for a period of least 12 months from the date of such termination.

10.2
The Optionee is currently in the process of becoming a reporting issuer under the United States Securities and Exchange Act of 1934 by January 1, 2005 and if the Optionee is not a reporting issuer by that date, then the Optionee will continue to use its best efforts thereafter to become a reporting issuer as soon as possible thereafter, and immediately following the Optionee becoming such a reporting issuer, the Optionee will use its best efforts to cause the shares of the Optionee to be quoted for trading on the United States Over the Counter Bulletin Board, commonly known as “OTCBB”, as soon as possible thereafter and will continue to use its best efforts to have such shares so quoted as soon as possible thereafter and, in no event, later than July 31, 2005.

11.	NSR ROYALTY

11.1
The Optionee will pay to the Optionor Sub a royalty equal to a two percent (2.0%) in aggregate net smelter returns royalty (as defined in Subsection 1.1), subject to Subsection 11.4. The NSR Royalty will be payable for so long as the Optionee and/or its successors and assigns hold any interest in the Claims.

11.2
Payment of the NSR Royalty will be made quarterly within 30 days after the end of each yearly quarter based upon a year commencing on the 1st day of January and expiring on the 31st day of December in any year in which ore is produced or removed from the Claims. Within 60 days after the end of each year for which the NSR Royalty is payable, the records relating to the calculation of the NSR Royalty for such year will be audited by the Optionee and any adjustments in the payment of the NSR Royalty will be made forthwith after completion of the audit. All payments of the NSR Royalty for a year will be deemed final and in full satisfaction of all obligations of the Optionee in respect thereof if such payments or calculations thereof are not disputed by the Optionor within 60 days after receipt by The Optionor of the said audit statement.

The Optionee will maintain accurate records relevant to the determination of the NSR Royalty and the Optionor, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.

11.3
The determination of the NSR Royalty hereunder is based on the premise that production will be developed solely on the Claims except that the Optionee will have the right to commingle ore mined from the Claims with ore mined and produced from other properties provided the Optionee will adopt and employ reasonable practices and procedures for weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to ore mined and produced from the Claims. The Optionee will maintain accurate records of the results of such sampling, weighing and analysis with respect to any ore mined and produced from the Claims.

The Optionor or its authorized agents will be permitted the right to examine at all reasonable times such records pertaining to commingling of ore or to the calculation of Net Smelter Returns.

11.4
The Optionee shall have the right at any time to purchase up to 100% of the NSR Royalty on the Golden Arc Claims by paying to the Optionor the sum of $1,000,000 for each one of the two percentage points of the NSR Royalty on the Golden Arc Claims.

11.5	The Optionee shall pay advance royalty payments (the “Advance Royalty Payments”) as follows:

	(a)	$10,000 by the first anniversary of the date of this Agreement;

	(b)	$10,000 by the second anniversary of the date of this Agreement;

	(c)	$20,000 by the third anniversary of the date of this Agreement; and

(d)
$20,000 by each successive anniversary of the date of this Agreement until production commences from the Claims and continues uninterrupted for a period of 12 consecutive months, at which time all further obligations to pay Advance Royalties will terminate, except for those Advance Royalties, previously unpaid by the Optionee.

11.6	All Advance Royalty Payments will be deducted from the NSR Royalty payments otherwise needed to be made under this Agreement.

11.7
It is acknowledged that the Optionor Sub is responsible for paying a royalty to Golden Arc under the Underlying Option Agreement relating to the Golden Arc Claims and, possibly, the Underlying Additional Claims. Each of the Optionor, the Optionor Sub and the Optionee will use their best efforts to make reasonable arrangements between them from time to time to ensure that payments of royalty under this Agreement to the Optionor Sub, will also be paid by the Optionor Sub to Golden Arc to the extent necessary to ensure that the royalty payments of the Optionor Sub to Golden Arc are keep in good standing.

11.8
The Optionor Sub hereby agrees that it will make reasonable efforts to reduce the advance royalty payments to be paid under the Underlying Option Agreement and, in the event that the Underlying Optionor does agree to reduce those advance royalty payments, then the resulting benefit will be in turn provided to the Optionee and the Optionor, Optionor Sub and the Optionee will enter into an amending agreement to amend Section 11.5 of this Agreement.

12.	REGISTRATION OF AGREEMENT

12.1	Notwithstanding any term of this Agreement, the Optionee will have the right at any time to register this Agreement or a Memorandum thereof against title to the Golden Arc Claims.

13.	DISPOSITION OF THE CLAIMS

13.1	Subject to Subsection 13.2, the Optionee may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Claims and this Agreement.

13.2
In the event that the Optionee intends to sell, transfer or otherwise dispose of all of his interest in and to the Claims and this Agreement, it will first cause the intended transferee to agree in writing with the Optionor and the Optionor Sub to comply with the terms of this Agreement.

14.	CONFIDENTIAL NATURE OF INFORMATION

14.1
The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder, it being agreed that the Optionee may disclose information to third parties in an effort to enter into an agreement with a third party for the further option, sale or other transfer of part or all of the interest of the Optionee, or for the financing or development of the Claims or the financing of the Optionee. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

14.2
During the term of the Option, the Optionee will provide the Optionor drafts of all proposed news releases relating to the Claims and within 24 hours the Optionor will provide comments on the proposed news release and the parties will use their best efforts to agree on the final text of the proposed news release. If the Optionor fails to provide comments within such 24 hour period, then the Optionee may proceed to issue the proposed news release.

14.3
Notwithstanding Section 14.2, the parties acknowledge that the Optionee is a reporting issuer in the Province of British Columbia, pursuant to the Securities Act (British Columbia) and in the Province of Alberta, pursuant to the Securities Act (Alberta) and that the securities laws of each province requires that the Optionee comply with continuous disclosure requirements, including the immediate release of news releases upon any and all material changes. In the event that the Optionee provides a copy of any of its proposed news releases to either of the Optionor or the Optionor Sub for review, the Optionee may issue such news release at any time as required by applicable securities legislation, despite the delay or failure of either of the Optionor or the Optionor Sub to provide their comments to such news release.

15.	FURTHER ASSURANCES

15.1
The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

16.	NOTICE

16.1
Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case addressed as provided in page 1 of this Agreement.

16.2
Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the tenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

16.3
Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

17.	HEADINGS

17.1	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

18.	DEFAULT

18.1
If any party (a "Defaulting Party") is in default of any requirement herein set forth (including any provision of Subsection 3.1 of this Agreement, except for Subsections 3.1 (a) to and including (g), the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting Party has not cured or diligently commenced to cure the default by the appropriate performance and if the Defaulting Party fails within such period to cure or diligently commenced to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

19.	PAYMENT

19.1
All references to monies hereunder will be in United States funds except where otherwise designated. All payments to be made to any party hereunder will be either wired to the bank account of the intended party or mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks as such party may designate from time to time by written notice. Said bank or banks will be deemed the agent of the designating party for the purpose of receiving, collecting and receiving such payment.

20.	ENUREMENT

20.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

21.	GOVERNING LAW

21.1	This Agreement will be construed in accordance with and governed by the laws in force in British Columbia.

21.2	The courts of British Columbia will have exclusive jurisdiction to hear and determine all disputes arising hereunder. This Section 21 will not be construed:

(a)
to affect the rights of a party to enforce a judgment or award outside British Columbia, including the right to record or enforce a judgment or award in a jurisdiction in which the Claims are situated;

(b) to supersede the laws of Nevada applicable to the Claims and the rights and obligations of a holder of mineral rights thereunder.

22.	FORCE MAJEURE

22.1
No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non- availability of materials or transportation (each an "Intervening Event").

22.2	All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Subsection 22.1.

22.3
A party relying on the provisions of Subsection 22.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

23.	CONDITIONS PRECEDENT

23.1
The obligations of the Optionor and the Optionor Sub are subject to the Optionee, (a) becoming a reporting issuer and the shares of the Optionee becoming quoted, in accordance with Subsection 2.1(c), by July 31, 2005. If this condition is not met by the Optionee, then the Option will immediately terminate, but the Optionee will remain obligated to perform those things set out in Subsections 3.1(a) to and including (g).

24.	ENTIRE AGREEMENT

24.1	This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations.

25.	TIME OF ESSENCE

25.1	Time will be of the essence in this Agreement.

26.	EXECUTION OF AGREEMENT

26.1	This Agreement may be signed in counterpart and by fax.

GOLDEN SANDS EXPLORATION INC.	)
)
)
Per:	)
)
Alexander Harry Lenec, President	)

AHL HOLDINGS LTD.	)
)
)
Per:	)
)
Alexander Harry Lenec, President	)

EVOLVING GOLD CORORATION	)
)
)
Per:	)
)
Lawrence Dick, President and CEO	)

Schedule “A”

     This is Schedule "A" to the Option and Royalty Agreement dated December 3, 2004 between Golden Sands Exploration Inc., as optionor, AHF Holdings Ltd., as optionor sub and Evolving Gold Corporation, as optionee

The Golden Arc Claims:
Claim Name	BLM Serial No.	Registered Owner (1)	Location Date	Status	Expiry Date
WM #1	733156	Optionor Sub	01/04/1996	Active	September 1, 2005
WM #2	405978	Arctic	04/11/1987	Active	September 1, 2005
WM #3	733157	Optionor Sub	01/04/1996	Active	September 1, 2005
WM #4	405980	Arctic	04/11/1987	Active	September 1, 2005
WM #5	733158	Optionor Sub	01/04/1996	Active	September 1, 2005
WM #6	405982	Arctic	04/11/1987	Active	September 1, 2005
WM #8	405983	Arctic	04/11/1987	Active	September 1, 2005
WM #10	405984	Arctic	04/11/1987	Active	September 1, 2005
Golden West # 6	733140	Optionor Sub	01/02/1996	Active	September 1, 2005
Golden West # 7	733141	Optionor Sub	01/02/1996	Active	September 1, 2005
Golden West # 8	733142	Optionor Sub	01/02/1996	Active	September 1, 2005
Golden West # 9	733143	Optionor Sub	01/02/1996	Active	September 1, 2005
Golden West # 10	733144	Optionor Sub	01/02/1996	Active	September 1, 2005
Golden West # 11	733145	Optionor Sub	01/02/1996	Active	September 1, 2005
Golden West # 12	733146	Optionor Sub	01/02/1996	Active	September 1, 2005
Golden West # 13	733147	Optionor Sub	01/02/1996	Active	September 1, 2005
Golden West # 14	733148	Optionor Sub	01/03/1996	Active	September 1, 2005
Golden West # 15	733149	Optionor Sub	01/03/1996	Active	September 1, 2005
Golden West # 16	733150	Optionor Sub	01/03/1996	Active	September 1, 2005
Golden West # 17	733151	Optionor Sub	01/03/1996	Active	September 1, 2005
Golden West # 18	733152	Optionor Sub	01/03/1996	Active	September 1, 2005
Golden West # 19	733153	Optionor Sub	01/03/1996	Active	September 1, 2005
Gold West Frac A	733154	Optionor Sub	01/03/1996	Active	September 1, 2005
Gold West Frac B	733155	Optionor Sub	01/03/1996	Active	September 1, 2005
T&C #1	479032	Optionor Sub	05/08/1988	Active	September 1, 2005
T&C #2	479033	Optionor Sub	05/08/1998	Active	September 1, 2005
T&C #3	479034	Optionor Sub	05/08/1998	Active	September 1, 2005
TJ #12	155540	Optionor Sub	04/02/1980	Active	September 1, 2005
TJ #14	733159	Optionor Sub	01/04/1996	Active	September 1, 2005
TJ #15	733160	Optionor Sub	01/04/1996	Active	September 1, 2005
TJ #16	155544	Optionor Sub	04/04/1980	Active	September 1, 2005
TJ #17	155545	Optionor Sub	04/04/1980	Active	September 1, 2005
TJ #18	155546	Optionor Sub	04/04/1980	Active	September 1, 2005
TJ #19	155547	Optionor Sub	04/02/1980	Active	September 1, 2005
TJ #29	155557	Optionor Sub	04/04/1980	Active	September 1, 2005
TJ #30	155558	Optionor Sub	04/17/1980	Active	September 1, 2005
TJ #34	155562	Optionor Sub	04/17/1980	Active	September 1, 2005

(1) The acronym, “Arctic” in this column means Arctic Precious Metals Inc.

Schedule “B”

     This is Schedule "B" to the Option and Royalty Agreement dated December 3, 2004 between Golden Sands Exploration Inc., as optionor, AHL Holdings Ltd. as optionor sub and Evolving Gold Corporation, as optionee

The Underlying Additional Claims:

Claim Name	BLM Serial No.	Registered Owner	Location Date	Status	Expiry Date (1)
WM 101 to and including WM 120	No Serial No. Yet	To Be Optionor Sub	November 10, 2004	Staked but not yet filed	September 1, 2005
WM 121	No Serial No. Yet	To Be Optionor Sub	November 13, 2004	Staked but not yet filed	September 1, 2005
WM 122 to and including WM 125	No Serial No. Yet	To Be Optionor Sub	November 10, 2004	Staked but not yet filed	September 1, 2005

(1)
The unpatented mining claims will become void in 90 days from the date of location if the filing and recording are not timely. If they are timely, the claims will be in good standing until September 1, 2005. If the federal annual maintenance fees for the assessment year 2005 to 2006 are paid on or before September 1, 2005, the claims will remain in good standing until September 1, 2006. Otherwise, the claims will become void on September 1, 2005.

Schedule “C”

     This is Schedule "C" to the Option and Royalty Agreement dated December 3, 2004 between Golden Sands Exploration Inc., as optionor, AHL Holdings Ltd. as optionor sub and Evolving Gold Corporation, as optionee

The Underlying Option Agreement

Schedule “D”

     This is Schedule "D" to the Option and Royalty Agreement dated December 3, 2004 between Golden Sands Exploration Inc., as optionor, AHF Holdings Ltd., as optionor sub and Evolving Gold Corporation, as optionee

Map of the Claims

432000
433000
434000
435000
4542000
4541000
4540000
4539000
4538000
4537000
N
S
E
W
T & C #1
T&C #2
T&C #3
TJ #30
TJ #34
TJ #29
TJ #12
TJ #14
TJ #16
TJ #18
TJ #15
TJ #17
TJ #19
WM #1
WM #2
WM #3
WM #4
WM #5
WM #6
WM #8
WM #10
Golden West Fraction A
Golden West Fraction B
Golden West #19
Golden West #18
Golden West #17
Golden West #16
Golden West #15
Golden West #14
Golden West #13
Golden West #12
Golden West #11
Golden West #10
Golden West #9
Golden West #8
Golden West #7
Golden West #6
101
102
103
104
105
106
107
108
109
110
111
112
113
114
115
116
117
118
119
120
121
122
123
124
125
Winnemucca Mountain
Legend
CLAIM BOUNDARY
1:24,000
0
500
1,000
Meters
AHL HOLDINGS LTD.
CLAIM MAP
WINNEMUCCA PROJECT
HUMBOLDT COUNTY, NEVADA
November 2004
Figure 2